EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-272396) and Form S-8 (Nos. 333-248441 and 333-260036) of our report dated April 11, 2025, with respect to the consolidated financial statements of Beam Global for the year ended December 31, 2024 included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, NY

April 9, 2026